EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

May 05, 2014

VIRGINIA NATIONAL BANKSHARES CORPORATION REPORTS FIRST QUARTER EARNINGS

Charlottesville, VA – Virginia National Bankshares Corporation of Charlottesville, Virginia (the “Company”), reported its unaudited, consolidated financial results for the three-month period ended March 31, 2014. Net income for the quarter ended March 31, 2014 totaled $506 thousand or $0.19 per share, as compared to $538 thousand or $0.20 per share for the quarter ended March 31, 2013. The quarterly results represent an annualized return on average assets of 0.40%.

Highlights related to the Company’s consolidated earnings results include:

  Net interest income of $3.649 million in the first quarter of 2014 was $17 thousand greater than the net interest income of $3.632 reported in the fourth quarter of 2013 and an increase of $49 thousand from $3.600 million in the first quarter of 2013. Tax-equivalent yield on earning assets was 3.37% or an increase of 1 basis point during the first three months of 2014 as compared to the linked quarter ended December 31, 2013 and a decrease of 9 basis points when compared to the tax equivalent earning asset yield of 3.46% for the first three months of 2013. The average interest rate paid on deposits and repurchase agreements for the three months ended March 31, 2014 was 0.30% and it compares favorably to the rates paid for the three months ended December 31, 2013 and March 31, 2013 of 0.31% and 0.35%, respectively.

  For the first quarter of 2014, Management did not record any provision for loan losses due primarily to the improvements in classified loans and the decline in outstanding loan balances. This compares favorably to the $220 thousand in provision recorded in the first quarter of 2013.

  Non-interest income for the first quarter of 2014 was $1.077 million or a decrease of $55 thousand from the $1.132 million reported for the first quarter of 2013. The lower revenue was the result of a decline in VNBTrust’s fixed fee revenue of $83 thousand. The net decline in AUMs year-over-year is responsible for the decline in fixed fee income. The reduction in trust income was offset by increases in brokerage and insurance service fees ($19 thousand) and a gain on sale of securities ($13 thousand).

  Non-interest expense for the first quarter of 2014 was $4.165 million, an increase of $362 thousand from the $3.803 million reported in the first quarter of 2013. Increases in salaries and employee benefits of $209 thousand and other expense of $202 thousand were partially offset with a decrease in net occupancy of $23 thousand and in equipment costs of $26 thousand. Salaries and employee benefits increases for the first quarter of 2014 as compared to the first quarter of 2013 are associated with strategic changes to compensation contracts and to 401(k) employer match contributions. The increase in other expense is attributable to a number of items, including: attorney collection fees ($13 thousand), OREO costs ($27 thousand), professional and consulting fees ($68 thousand), and deposit insurance premiums ($20 thousand). Professional and consulting fees rose due in part to the outsourcing of internal audit work until the Company’s internal auditor position is filled. Other expense variances are due to the timing of normal purchases rather than year-over-year increases or one-time costs. The decrease in occupancy expense is associated with the relocation of VNBTrust offices from formerly leased space into available space at the Company’s Pantops office building in Charlottesville and increases in rental income associated with a new tenant.

Other Information:

     Changes in other unaudited financial information are as follows:

  Total assets at March 31, 2014 totaled $534.0 million, an increase of $21.0 million from the $513.0 million reported at December 31, 2013 and a $43.0 million increase from the $491.0 million reported for March 31, 2013.

  Net loans outstanding at March 31, 2014 were $288.7 million, as compared to $296.7 million at December 31, 2013 and the $288.8 million at March 31, 2013. The average gross loan balances for the first quarter of 2014 totaled $298.8 million or $1.1 million greater than the average loan balance of $297.7 million for the linked quarter ended December 31, 2013 and an increase of $11.1 million compared to $287.7 million for the quarter ended March 31, 2013.

  Criticized loans continued to decline during the first quarter of 2014, decreasing $1.3 million from the $7.8 million reported at December 31, 2013 and decreasing $4.8 million from the $11.3 million reported at March 31, 2013. Nonaccrual loans at March 31, 2014 were $481 thousand, an increase of $114 thousand from $367 thousand at December 31, 2013, but $807 thousand less than the $1.3 million in nonaccrual loans at March 31, 2013. At March 31, 2014 the allowance for loan losses to total loans ratio was 1.15%. The net charge off (net recoveries)-to-average loans ratio was a net recovery of (0.02) % for the quarter ended March 31, 2014.

  Deposit and repurchase sweep balances totaled $473.6 million at March 31, 2014, up $26.8 million from the $446.8 million at December 31, 2013, and up $37.6 million from the $436.0 million at March 31, 2013. Of the total, repurchase agreements comprised $13.4 million at March 31, 2104, $16.3 million at December 31, 2013 and $3.0 million at March 31, 2013. The surge in deposit balances for the first quarter of 2014 is primarily attributable to the deposits of proceeds from significant customer real estate transactions. Management expects these deposit balances to decline in the second quarter as these real estate transactions are settled and funds are distributed.

  Total shareholders’ equity was $58.9 million at March 31, 2014 or $900 thousand greater than the $58.0 million at December 31, 2013, and up $4.8 million from $54.1 million at March 31, 2013. The accumulated other comprehensive income (“AOCI”), which consists of the unrealized gain or loss in the investment portfolio, decreased $565 thousand to an unrealized loss of $866 thousand at March 31, 2014 as compared to the $1.431 million at December 31, 2013. These changes in AOCI stem from investment portfolio market valuation changes, in this case, due to a decline in long-term interest rates at March 31, 2014 as compared to long-term rates at December 31, 2013.

  The Company’s capital ratios exceed the regulatory requirements for being considered a well-capitalized bank holding company. The Tier 1 Leverage Ratio of the Company was 11.67% at March 31, 2014 as compared to 11.86% at December 31, 2013 and 10.85% at March 31, 2013. Total Risk-based Capital Ratio was 18.66% at March 31, 2014 as compared to 18.00% at December 31, 2013 and 16.29% at March 31, 2013. The book value per share at March 31, 2014 was $21.90.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”).

The Bank has four banking offices in Charlottesville, two in Winchester and one in Orange, Virginia. The Bank serves the needs of owner-operated businesses and individuals in the City of Charlottesville, Albemarle County, Orange County, the City of Winchester, and the contiguous counties in Virginia. The Bank offers a full range of banking and related financial services, including checking accounts, NOW accounts, money market deposit accounts, certificates of deposit, individual retirement accounts, online banking, treasury and cash management, personal and business card services, merchant card services, and commercial and consumer loans, as well as retail brokerage and insurance services. Investment management and trust services are offered through VNB Wealth Management, a trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary.

The Company’s stock trades on the OTC Market Group’s OTCQB Market under the symbol “VABK”. Additional information on the Company is also available at www.vnbcorp.com

Forward-Looking Statements; Other Information

Statements which express or imply a view about the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements.” While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in national and local economies, employment or market conditions; changes in interest rates, deposits, loan demand, and asset quality; competition; changes in banking regulations and accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation. The Company filed audited consolidated financials in its Annual Report on Form 10-K for the year ended December 31, 2013 with the Securities and Exchange Commission on March 27, 2014. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

	March 31, 2014	December 31, 2013
ASSETS	(UNAUDITED)
Cash and due from banks	$12,228	$12,871
Federal funds sold	64,619	27,201
Securities:
Available for sale, at fair value	137,177	133,027

Restricted securities, at cost	1,501	1,645
Total securities	138,678	134,672
Total loans	292,058	300,034

Allowance for loan losses	(3,373)	(3,360)
Total loans, net	288,685	296,674
Premises and equipment, net	9,611	9,824

Other real estate owned, net of valuation allowance	2,267	2,372
Bank owned life insurance	12,702	12,595
Accrued interest receivable and other assets	5,186	16,785
Total assets	$533,976	$512,994
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$166,044	$140,911
Interest-bearing	82,135	80,832
Money market deposit accounts	86,786	84,555
Certificates of deposit and other time deposits	125,156	124,162
Total deposits	460,121	430,460
Securities sold under agreements to repurchase	13,448	16,297
Accrued interest payable and other liabilities	1,495	8,281
Total liabilities	475,064	455,038
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000
shares authorized, no shares outstanding	-	-
Common stock, $2.50 par value, 10,000,000 shares
authorized; 2,690,320 shares issued and
outstanding as of March 31, 2014 and
December 31, 2013 (including 288 non-vested
shares)	6,725	6,725
Capital surplus	27,934	27,915
Retained earnings	25,119	24,747
Accumulated other comprehensive (loss)	(866)	(1,431)
Total shareholders' equity	58,912	57,956
Total liabilities and shareholders' equity	$533,976	$512,994

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

	For the three months ended
	March 31, 2014	March 31, 2013
	(UNAUDITED)	(UNAUDITED)
Interest and dividend income:
Loans, including fees	$3,189	$3,272
Federal funds sold	19	22
Investment securities:
Taxable	524	447
Tax exempt	119	103
Dividends	21	20
Other	3	3
Total interest and dividend income	3,875	3,867
Interest expense:
Demand and savings deposits	50	58
Certificates and other time deposits	167	207
Federal funds purchased and
securities sold under agreements to repurchase	9	2
Total interest expense	226	267
Net interest income	3,649	3,600
Provision for loan losses	-	220
Net interest income after provision for
loan losses	3,649	3,380

Noninterest income:
Trust income	492	575
Customer service fees	215	226
Debit/credit card and ATM fees	173	166
Earnings/increase in value of bank owned life insurance	107	111
Gains on sales of securities	13	-
Other	77	54
Total noninterest income	1,077	1,132
Noninterest expense:
Salaries and employee benefits	2,236	2,027
Net occupancy	492	515
Equipment	146	172
Other	1,291	1,089
Total noninterest expense	4,165	3,803
Income before income taxes	561	709
Provision for income taxes	55	171
Net income	$506	$538
Earnings per share, basic	$0.19	$0.20
Earnings per share, diluted	$0.19	$0.20
Weighted average shares outstanding, basic	2,690,320	2,690,220
Weighted average shares outstanding, diluted	2,696,997	2,690,274

VIRGINIA NATIONAL BANKSHARES CORPORATION
Per Share, Performance and Capital Ratios

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
Per Share Data:
Earnings per weighted
average share	$0.19	$1.72	$0.35	$0.30	$0.20
Weighted average shares
outstanding	2,690,320	2,690,287	2,690,220	2,690,220	2,690,220
Actual shares outstanding	2,690,320	2,690,320	2,690,220	2,690,220	2,690,220
Book value per share
at period end	$21.90	$21.54	$19.97	$19.70	$20.12
Performance Ratios:
Return on average assets	0.40%	3.67%	0.75%	0.67%	0.44%
Net interest margin (FTE)[1]	3.17%	3.15%	3.23%	3.22%	3.21%
Efficiency ratio[2]	87.37%	60.32%	74.17%	76.42%	79.78%
Capital and Other Ratios:
(Ratios are period end, unless stated otherwise)
Tier 1 leverage ratio	11.67%	11.86%	11.22%	11.10%	10.85%
Total risk-based capital ratio	18.66%	18.00%	16.33%	16.29%	16.29%
Allowance for loan losses
to total loans	1.15%	1.12%	1.16%	1.21%	1.19%
Non-accruing loans to
total loans	0.16%	0.12%	0.13%	0.17%	0.44%
Net charge-offs (net recoveries)
to average loans
(annualized)	-0.02%	-0.01%	0.13%	-0.03%	0.01%

1 The net interest margin is reported on a fully tax equivalent basis (FTE). GAAP income presented on the income statement for investment securities totaling $664 thousand and $570 thousand for the periods ended March 31, 2014 and for March 31, 2013, respectively, has been adjusted to $705 thousand and $605 thousand, respectively, to reflect the taxable equivalence of the tax-exempt securities using a Federal income tax rate of 34%. Other periods shown were likewise adjusted to reflect the tax equivalent basis.

2 The efficiency ratio is computed as a percentage of non-interest expense divided by fully tax equivalent (FTE) net interest income and non-interest income. The computation for prior periods has been adjusted to reflect the net interest income adjustment for the tax equivalence of tax exempt securities. The efficiency ratio is a Non-GAAP financial measure that management believes will provide investors with information regarding operational efficiency. Other companies may calculate their efficiency ratio differently so direct comparions may not be possible.

Virginia National Bankshares Corporation Contact:	Ronald E. Baron, EVP & CFO
434-817-8510